SCHEDULE 14A INFORMATION

  PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                     EXCHANGE ACT OF 1934

Filed by the Registrant  /X /
Filed by a Party other than the Registrant  /  /
Check the appropriate box:

[ ] Preliminary Proxy Statement    [  ] Confidential, for Use of
                                        the Commission Only (as
                                        permitted by Rule 14a-6(e)(2))
[X]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to sec.240.14a-11(c)  or sec.240.14a-12

                                 NEXTHEALTH, INC.
                 -----------------------------------------------
                 (Name of Registrant as Specified In Its Charter)

                ------------------------------------------------
                (Name of Person(s) Filing Proxy Statement, if
                  other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X]  No Fee Required

[ ]  $125 per Exchange Act Rules 0-11(c) (1) (ii), or 14a-6(i)
     (1), or 14a-6(i) (2) or Item 22(a) (2) of Schedule 14A.

[ ]  $500 per each party to the controversy pursuant to Exchange
     Act Rule 14a-6(i) (3).

[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)
     (4) and 0-11.
     (1)  Title of each class of securities to which transaction applies:
     (2)  Aggregate number of securities to which transaction applies:
     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):
     (4)  Proposed maximum aggregate value of transaction:
     (5)  Total fee paid:

[ ]  Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11 (a) (2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the
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


                        NEXTHEALTH, INC.
            NOTICE OF ANNUAL MEETING OF STOCKHOLDERS TO BE HELD
                         MAY 24, 2000
                      _____________________

          Notice is hereby given that the Annual Meeting of Stockholders of NextHealth, Inc., a Delaware corporation (the "Company") will be held at 10:00 a.m. Central Time at the Hyatt Regency Chicago, 151 East Wacker Drive, Chicago, Illinois on May 24, 2000, for the following purposes:

     1. Election of Director. To elect one director to hold office for a term of three years and until his successor has been elected and qualified.

     2. Appointment of Independent Auditors. To act upon the recommendation of the Board of Directors on the appointment of Ernst & Young LLP as the Company's independent auditors for 2000.

     3. Other Matters. To act upon such other matters as may properly come before the meeting or any postponements or adjournments thereof.

     Holders of Common and Series A Preferred Stock of record at the close of business on April 17, 2000, shall be entitled to notice of and to vote at the meeting or any postponements or adjournments thereof. Only stockholders of record and guests of the Company shall be entitled to attend the Annual Meeting.

                           By Order of the Board of Directors,

                           /s/ Bertha B. Kenny
                           -----------------------------------
                               Bertha B. Kenny
                               Secretary

April 27, 2000
Tucson, Arizona

          Please complete, sign, date and promptly return the enclosed Proxy Card in the postage prepaid,enclosed envelope.
If you attend the Annual Meeting, you may vote in person if you wish, even if you have previously returned your Proxy Card.

                           NextHealth, Inc.

                   16600 N. Lago Del Oro Parkway
                       Tucson, Arizona 85739
                           April 27, 2000
                         ___________________

                           PROXY STATEMENT
                         ___________________
                   ANNUAL MEETING OF STOCKHOLDERS
                          MAY 24, 2000

     This Proxy Statement is furnished in connection with the solicitation of proxies on behalf of the Board of Directors of NextHealth, Inc., a Delaware corporation (the "Company"), for use at the Annual Meeting of Stockholders (the "Annual Meeting") to be held at 10:00 a.m. Central Time at the Hyatt Regency Chicago, 151 East Wacker Drive, Chicago, Illinois on Wednesday, May 24, 2000, or at any and all postponements or adjournments thereof, for the purposes set forth in the accompanying Notice of Meeting.

     This Proxy Statement, the Notice of Meeting and the accompanying Proxy Card are first being mailed to stockholders on or about April 27, 2000. The Annual Report to Stockholders (including financial statements for the year ended December 31, 1999) which is not part of this proxy solicitation material, is being mailed simultaneously to all stockholders of record.

GENERAL INFORMATION

     Only stockholders of record at the close of business on April 17, 2000, (the "Record Date"), will be entitled to notice of and to vote the shares of common stock of the Company, par value $.01 per share ("Common Stock") or Convertible Preferred Stock, Series A, par value $.01 per share ("Series A Preferred Stock"), held by them on such date at the Annual Meeting or any and all postponements or adjournments thereof. On the Record Date, 8,586,238 shares of Common Stock and 46,065 shares of Series A Preferred Stock were outstanding and entitled to vote at the Annual Meeting.

    Each share of Common Stock entitles the holder thereof to cast one (1) vote and each share of Series A Preferred Stock entitles the holder to cast one-hundred (100) votes on the matters to be voted upon at the Annual Meeting.

      If the accompanying proxy card is properly signed and returned to the Company and not revoked, it will be voted in accordance with the instructions contained therein. Unless contrary instructions are given, the persons designated as proxy holders in the accompanying proxy card will vote (i) for the election as director of the nominee listed herein; (ii) for the appointment of Ernst & Young LLP as the Company's independent auditors for 2000; and (iii) as recommended by the Board of Directors with regard to all other matters or if no such recommendation is given, in their own discretion.

     The tabulation of proxies and the votes cast at the meeting will be conducted and certified to by an independent inspector of elections.

     Each proxy granted may be revoked by the stockholder giving such proxy at any time before it is exercised by filing with the Secretary of the Company a revoking instrument or a duly executed proxy bearing a later date. The powers of the proxy holders will be suspended if the person executing the proxy attends the Annual Meeting in person and so requests in writing. Attendance at the Annual Meeting will not, in itself, constitute revocation of the proxy.

     The presence at the Annual Meeting, in person or by Proxy, of a majority of the shares of Common Stock (including shares of Common Stock represented by the Series A Preferred Stock on as "as converted" basis) outstanding on the Record Date, will constitute a quorum for the conduct of business.

                   ELECTION OF DIRECTOR

     The Board of Directors of the Company currently consists of four persons elected by the holders of Common Stock ("Common Directors") and three persons elected by the holder of the Series A Preferred Stock ("Preferred Directors"). The Common Directors serve staggered three-year terms in such a way that approximately one-third of the total number of directors is elected each year. The term of office of one Common Director expires at the Annual Meeting. The Board of Directors has nominated Neil E. Jenkins, Esq. for re-election as a Common Director for a term of three years and until his successor is duly elected and qualified.

     It is the intention of the persons named as proxies to vote the proxies for the election of Mr. Jenkins as a Common Director unless a stockholder directs otherwise in his proxy. The Board has no reason to believe that Mr. Jenkins will not serve if elected, but if he should become unavailable to serve as a director, and if the Board shall designate a substitute nominee, the persons named as proxies intend to vote for the substitute nominee designated by the Board of Directors.

     Mr. Jenkins will be elected as a Common Director if a quorum is present and he receives the affirmative vote of a majority of the outstanding shares of the Common Stock of the Company (including shares of Common Stock represented by the Series A Preferred Stock on an "as converted" basis) present in person or represented by proxy at the meeting and entitled to vote on the election of directors.

      The following information is submitted concerning the nominee for Common Director and the Common and Preferred
Directors continuing in office:

NOMINEE:

     NEIL E. JENKINS, ESQ.
     Director Since:  1994
     Age:  50

     Mr. Jenkins currently serves as Corporate Council to Lawson Products, Inc., located in Des Plaines, Illinois, which is a publicly traded corporation listed on Nasdaq. Prior to joining Lawson Products, Mr. Jenkins was a business consultant and operator of a golf tour and travel business in Chicago. From 1993 to 1996, Mr. Jenkins was Executive Vice President and Secretary and a member of the Board of Bally Gaming International, Inc. Mr. Jenkins served as Vice President, Secretary and General Counsel of Bally Manufacturing Corporation from 1985 through 1992. Mr. Jenkins graduated from Brown University and the Loyola University School of Law in 1971 and 1980, respectively.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE "FOR" THE
ELECTION OF MR. JENKINS AS A DIRECTOR.

Directors continuing in office:

(TERMS EXPIRING AT 2001 ANNUAL MEETING OF STOCKHOLDERS)

     WILLIAM T. O'DONNELL, JR.
     Director Since: 1984
     Age:  51

     Mr. O'Donnell is Chairman of the Board and Chief Executive Officer of the Company. He has been the Chairman of the Board since 1984 and was, until year-end 1994, also the Company's Chief Executive Officer. He became Chief Executive Officer again in November 1996. From February 1984 until February 1993, Mr. O'Donnell held and he currently holds the title of President. Mr. O'Donnell is the Managing Director of ODE, LLC, of Chicago, Illinois an investment and development company. Previously, Mr. O'Donnell was employed by Bally Manufacturing Corporation from 1971 to 1983 in various marketing and corporate positions. He served as President of two major divisions and was a corporate Vice President of Bally. Mr. O'Donnell is a member of the Committee to Advance the Center for Alcohol and Addiction Studies at Brown University. He is an honorary board member of the National Association of Children of Alcoholics (NACOA). Mr. O'Donnell received his Bachelor of Arts degree from Brown University in 1971 and a Master of Management degree from the Kellogg Graduate School of Management at Northwestern University in 1978.

     STEPHEN L. BERGER, ESQ.
     Director Since: 1996
     Age: 55

     Mr. Berger is a partner with the Chicago law firm of Neal, Gerber & Eisenberg. From 1985 to 1989, Mr. Berger was a Senior Vice President in the hotel group at VMS Realty Partners, a Chicago investment firm. During such time, he was actively engaged in the acquisition and operation of hotel and resort properties. Mr. Berger specializes in real estate matters and, in particular, hotels and resorts.
     Prior to 1985, Mr. Berger was a partner in the Chicago law firm of Friedman & Koven in the real estate practice area. Mr. Berger received a B.A. in history from the University of Illinois and a JD from Chicago Kent College of Law.

(TERMS EXPIRING AT 2002 ANNUAL MEETING OF STOCKHOLDERS)

     GEORGE L. RUFF
     Director Since:  1996
     Age: 51

     Mr. Ruff is the Chief Executive Officer of Trinity Investment Trust, L.L.C., a company which he co-founded in 1995. Mr. Ruff is also Chairman and Chief Executive Officer of Fall Creek Partners, Inc., of Chicago, Illinois, a company founded by him in 1993 providing investment advisory and asset management services to the hospitality industry. Prior to 1993, Mr. Ruff's investment activities included the acquisition and reorganization of Amtrade International Bank. During the period from 1990-1992, Mr. Ruff was a Partner and Executive Vice President-Real Estate for the Ritz Carlton Hotel Company, during which time he was responsible for determining and implementing Ritz's national and international expansion strategy. During his tenure, Ritz grew from 14 to 25 hotels. In 1987, Mr. Ruff co-founded Ruff, Callaghan & Hemmeter Company, a Chicago based partnership formed to acquire, develop, finance, renovate, asset manage and dispose of major hotel properties in the United States and abroad. In 1983, Mr. Ruff co-founded the VMS Hotel Division, an autonomous partnership within VMS which acquired some 54 hotels and resorts prior to his founding Ruff, Callaghan & Hemmeter in 1987. Prior to 1983, Mr. Ruff had been Executive Vice President and Director of Operations for Seymour N. Logan Associates, Inc., a position to which he advanced during his 10 years with the firm. Mr. Ruff is a cum laude graduate of DePaul University, and is a Certified Public Accountant.

PREFERRED DIRECTORS

    The holders of Series A Preferred Stock, as a class, are entitled to elect three directors to the Company's Board of Directors who serve at the will of the holder of Series A Preferred Stock. The Series A Preferred Stock is currently held by an affiliate of Apollo Real Estate Advisors ("Apollo"). The following are the Preferred Directors of the Company:

     LEE S. NEIBART
     Director Since: 1996
     Age: 49

     Mr. Neibart has been a partner with Apollo since 1994. Apollo acts as managing general partner of the Apollo Real Estate Investment Fund ("Apollo Real Estate") and the Apollo Investment Fund ("Apollo Investment"), three private investment funds with investment parameters ranging from direct and indirect real property interests, to public and private debt securities and bank and mortgage debt and to public and private equity investments. Prior to 1993, Mr. Neibart was Executive Vice President and Chief Operating Officer of the Robert Martin Company, a private real estate development/management firm based in Westchester County, New York. Mr. Neibart is a director of Roland International, Inc., and Koger Equity, Inc. Mr. Neibart holds a BA in Real Estate from the University of Wisconsin and an MBA from New York University. He is also the past President of the New York Chapter of the NAIOP.


     MICHAEL L. ASHNER
     Director Since: 1997
     Age: 47

     Since 1995, Mr. Ashner has been President and CEO of Winthrop Financial Associates, a real estate investment banking firm affiliated with Apollo Real Estate. From 1984 to 1995, Mr. Ashner was President and a Principal of National Property Investors, a real estate investment banking firm also affiliated with Apollo Real Estate. Mr. Ashner is a director of NBTY, Inc. and a director of Interstate Hotel Corporation. Mr. Ashner has an AB in philosophy and government from Cornell University and a JD from the University of Miami School of Law.


     ALFRED C. TRIVILINO
     Director Since: 1996
     Age: 36

     Mr. Trivilino has been associated with Apollo since 1995, most recently in the acquisitions group and prior to that as a Vice President of Winthrop Financial Associates, L.P., a Boston based real estate investor, property manager and owner. Prior to 1995, Mr. Trivilino specialized in mergers and acquisitions at Victor Capital Group, a New York based real estate merchant banking firm. From 1988 to 1993, Mr. Trivilino was Manager of Treasury Services at Pearson, Inc., the U.S. holding company for Pearson plc, a major multi national British company. Mr. Trivilino began his career at Lazard Freres & Co., a New York based investment bank. Mr. Trivilino holds a BS in Finance from St. Johns University and has completed graduate level coursework at Fordham University.

COMPENSATION OF DIRECTORS

     Directors (Common and Preferred) who are not employees of the Company ("Outside Directors"), other than the Chairman, each receive a fee of $12,500 per year and $1,000 per meeting (Board or Committee) day attended, plus reimbursement of reasonable expenses. The Chairman of the Board receives a fee of $20,000 per year. In addition, a Non-Employee Directors Stock Option Plan (the "Plan") provides for the automatic granting of options to acquire shares of the Company's Common Stock to Outside Directors. The Company has reserved 600,000 shares of Common Stock for this purpose. In 1999, each Outside Director received, pursuant to this Plan, an option to purchase 7,500 shares of Common Stock for his service on the Board of Directors plus an additional grant of options totaling 1,000 multiplied by the number of "Applicable Committees" of which such Outside Director is the Chairman. The Applicable Committees for purposes of the Plan in 1999 were the Company's Executive, Audit and Compensation Committees.

     Each Outside Director receives options to purchase a like sum of shares of Common Stock on the first business day of each fiscal year of the Company. In addition, upon an Outside Director's initial election to the Board of Directors, such Outside Director receives the grant of an option to purchase 10,000 shares of Common Stock. All options granted pursuant to the Plan are fully vested at the time of grant and expire one year after a Director leaves office.

DIRECTORS' ATTENDANCE

     In 1999, the Board of Directors of the Company met three (3) times. There were three (3) regular meetings and no special meetings. No current member of the Board failed to attend or was unexcused from any meetings of the Board or of any Committee on which such member served.

COMMITTEES OF THE BOARD

     The standing committees of the Board of Directors consist of the following:

     Executive Committee. The Executive Committee is currently comprised of Messrs. O'Donnell (Chairman), Jenkins, Neibart and Trivilino. The Executive Committee met one (1) time in 1999. The Executive Committee possesses all of the powers of the Board except the power to: (1) issue stock; (2) approve mergers with non-affiliated corporations; (3) declare dividends; and (4) exercise certain other powers specifically reserved by Delaware law to the Board.

          Compensation Committee. The Compensation Committee is currently comprised of Messrs. Jenkins (Chairman), O'Donnell, and Trivilino. It met two (2) times during 1999. The functions and duties of the Compensation Committee include the establishment of compensation plans, guidelines and performance criteria for the executive officers of the Company (with the exception of the current CEO who serves on a part time basis pursuant to a consulting agreement). The Compensation Committee also administers the Company's 1990 and 1992 Employee Stock Option Plans.

     Audit Committee. The Audit Committee is currently comprised of Messrs. Ruff (Chairman), Trivilino and Berger. It met one (1) time in 1999. The functions of the Audit Committee are to select and recommend to the Board of Directors a firm of independent certified public accountants to audit annually the financial statements of the Company; to review and discuss the scope of such audit; to receive and review the audit reports and recommendations; to transmit recommendations, if any, of the Audit Committee to the Board of Directors; to review with the Company, from time to time, the accounting and internal control procedures of the Company and make recommendations to the Board of Directors for any changes deemed necessary in such procedures; and to perform such other functions as the Board of Directors from time to time shall delegate to that Committee.

     Nominating Committee. The Nominating Committee is currently comprised of Messrs. O'Donnell (Chairman) and Jenkins. The functions of the Nominating Committee are to screen, select and recommend appropriate candidates for election as Common Directors to the Company's Board of Directors. It did not meet in 1999.
The Nominating Committee will consider nominees recommended by stockholders of the Company if the names and qualifications of such nominees are submitted in writing by November 30, 2000, to the Secretary of the Company, 16600 N. Lago Del Oro Parkway, Tucson, Arizona 85739, who will then forward the recommendation to the Chairman of the Nominating Committee.

OFFICERS AND PRINCIPAL EXECUTIVES OF THE REGISTRANT

     Listed below are the names and ages as of the Record Date of each of the officers and principal executives of the Company together with the principal positions and offices with the Company (or its subsidiaries) held by each:

       Name                   Age  Position
-----------------------       ---  --------
William T. O'Donnell, Jr.     51   President, Chief Executive Officer, Director*
Joseph A. DeNucci             47   General Manager, Miraval
Terry A. Stephens             44   Senior Managing Director, Sierra Tucson
Loree Thompson                36   Principal Financial & Accounting Officer
Bertha Kenny                  51   Secretary

* Mr. O'Donnell is serving as the Company's Chief Executive Officer on a part time basis pursuant to a Consulting Agreement with ODE, LLC, an Illinois limited liability company controlled by Mr. O'Donnell. (See "Employment and Consulting Agreements").

    William T. O'Donnell, Jr. See Directors' biographical material on Page 5.

    Joseph A. DeNucci. Mr. DeNucci became General Manager of Miraval in February 1999. Prior to joining the Company, and since January 1995, Mr. DeNucci was owner and President of DeNucci & Associates, a behavioral healthcare consulting firm located in Florida. In addition, during the same time frame, Mr. DeNucci served as Chief Operating Officer of ProCare Health Management, Inc., a company specializing in contract management and program implementation arrangements with behavioral and med surge companies. From 1992 to 1995, Mr. DeNucci served as Senior Vice President of Operations for Comprehensive Addiction Programs
(CAP), a behavioral health and nursing home company on the east coast. Mr. DeNucci received his Bachelor's degree from Sienna College in Albany, New York.

     Terry A. Stephens. Mr. Stephens has been the Senior Managing Director of Sierra Tucson since May 1995. Prior to joining the Company, Mr. Stephens was the Chief Executive Officer of CPC St. John's River Hospital, a psychiatric hospital in Jacksonville, Florida. From 1990 to 1994, Mr. Stephens was Chief Executive Officer at Charter Retreat, Decatur, Alabama and Charter by the Sea, St. Simons Island, Georgia. Previously, Mr. Stephens worked in various director and administrative positions at The Psychiatric Institute of Richmond, Richmond, Virginia.
Mr. Stephens received his Master of Business Administration degree from Virginia Commonwealth University, Richmond, Virginia, in 1989, and his Bachelor of Arts degree from Marshall University, Huntington, West Virginia.

     Loree Thompson. Ms. Thompson was the Chief Financial Officer of the Company from November 1996 to May 1997. She rejoined the Company on a part-time consulting basis in July 1997. She first joined the Company in October 1992 and held various positions including Controller and Director of MIS.
Prior to joining the Company she was employed by Community Care Network in various financial and systems management roles. Previously, Ms. Thompson worked for Ernst & Young in Phoenix, Arizona. Ms. Thompson is a Certified Public Accountant and received her Bachelor of Science degree as a cum laude graduate in Accounting and Management Information Systems in 1987 from the University of Arizona.

     Bertha Kenny. Ms. Kenny has been the Corporate Secretary of the Company since May 1996. In addition to her Corporate Secretary duties, Ms. Kenny also serves as Director of Administration. She joined the Company in December 1990 and has held various positions including Assistant to the President. Before joining the Company, Ms. Kenny was part of the start-up team for the Greater Tucson Economic Council. Prior to that, she was employed as an Administration Analyst for the IBM Corporation in Tucson. She attended Pima Community College and Northern Arizona University.

              COMPENSATION OF EXECUTIVE OFFICERS

Summary Compensation Table

    The following table sets forth information concerning the annual and long term compensation for services rendered in all capacities to the Company during the three fiscal years ended December 31, 1999 of (i) the Chief Executive Officer, Mr. O'Donnell, and (ii) the other Executive Officers of the Company whose total compensation exceeded $100,000 (collectively, the "Named Executive Officers"):

                  SUMMARY COMPENSATION TABLE

                                                                         Long Term
                                                                        Compensation
                                                                        ------------
                                                Annual Compensation
                                                -------------------       Securities
                                                          Other           Underlying
                                                          Annual             Option        All Other
Name and                     Fiscal    Salary   Bonus   Compensation(1)      Awards      Compensation
Principal Position            Year      ($)      ($)          ($)                (#)           ($)
------------------           ------    ------   -----   --------------    -----------    ------------
William T. O'Donnell, Jr.,(2)  1999      -0-     -0-         -0-             8,500          167,000
President & Chief              1998      -0-     -0-         -0-             8,500          120,500
Executive Officer              1997      -0-     -0-         -0-             9,500          168,500

Terry A. Stephens(3)           1999    144,692   50,000      -0-            20,000            6,241
Senior Managing Director       1998    139,000   60,000      -0-            20,000            4,818
Sierra Tucson                  1997    130,000   43,000      -0-               -0-            4,502

Joseph A. DeNucci(4)           1999    113,313   35,000      -0-           165,000              688
General Manager
Miraval

(1) This column includes information relating to other annual compensation not included under the columns labeled "Salary" and "Bonus" to the extent that it exceeds $50,000 or 10% of the sum of such columns.
(2)  Mr. O'Donnell is not a full-time employee of the Company.
     He became the Chief Executive Officer in November 1996, pursuant to a Consulting Agreement between the Company and ODE, LLC, an Illinois limited liability company (ODE) controlled by Mr. O'Donnell. Mr. O'Donnell had been the Chief Executive Officer of the Company from the formation of the Company until January 1, 1995. In December 1998, the Board of Directors authorized a bonus of $100,000 to ODE for Mr. O'Donnell's services in 1997 and 1998. In November 1999, the Board of Directors authorized a bonus of $100,000 to ODE for Mr. O'Donnell's services in 1999. Amounts shown in the "All Other Compensation" column include the consulting fees and bonuses paid to ODE, but do not include the Director fees paid to Mr. O'Donnell.
(3) Mr. Stephens has been the Senior Managing Director of Sierra Tucson since May 1995. In 1999 the Company paid an annual premium of $1,491 on a term life insurance policy for Mr. Stephens and paid contributions of $3,700 to the Company's 401(k) Plan on behalf of Mr. Stephens.
(4)  Mr. DeNucci became General Manager of Miraval in February
     1999. The Company paid an annual premium of $688 on a term life insurance policy for Mr. DeNucci in 1999.

OPTION GRANTS IN LAST FISCAL YEAR

     The following table provides information on option grants in 1999 to the Named Executive Officers.

                                                                             Potential Realizable
                                    Individual                                Value at Assumed
                                       Grants                                Annual Rates of Stock
                                   Percentage of      Present                Price Appreciation
                       Options     Total Options     Exercise                for Option Term(5)
     Name              Granted       Granted in        Price    Expiration
                          (#)      Fiscal Year(4)    ($/Share)     Date         5%       10%
                                                                                ($)      ($)
------------------     -------     ---------------   ---------  ---------    --------   -------
William T.
 O'Donnell, Jr.(1)       8,500           3.22%          $1.28       (1)       $  6,800    $ 17,340

Terry A. Stephens(2)    20,000           7.57%            (2)       (2)       $ 15,700    $ 39,800

Joseph A. DeNucci(3)   165,000          62.44%            (3)       (3)       $144,600    $365,850


(1) Mr. O'Donnell received options on January 4, 1999, pursuant to the Company's Non-Employee Directors Stock Option Plan. Under the terms of that plan, such options are fully vested at the time of grant and expire one year following the date on which Mr. O'Donnell ceases to be a Director.
(2) Mr. Stephens was granted 10,000 options on July 1, 1999, priced at $1.00 per share; on November 18, 1999, he received 10,000 options priced at $1.50 per share. All options vest over a four year period and expire 10 years from the date of grant or 30 days after Mr. Stephens ceases to be an employee of the Company, whichever comes first.
(3) Mr. DeNucci was granted 150,000 options on February 1, 1999, priced at $1.38 per share. These options vest during the term of the Employment Agreement and expire 10 years from the date of grant or at various times following Mr.
     DeNucci's termination of employment, based on the terms of his Employment Agreement. On November 18, 1999, he received 15,000 options priced at $1.50 per share. These options vest over a four year period and expire 10 years from the date of grant or 30 days after Mr. DeNucci ceases to be an employee of the Company, whichever comes first.
(4) The Company granted options representing 264,250 shares to employees and Named Executive Officers in fiscal 1999.
(5) The assumed rates of appreciation in this table were set by the SEC and are not intended to predict appreciation of the Company's common stock prices. If the stock price does not increase above the exercise price, the options will be valueless.

AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND FISCAL YEAR
END OPTION VALUES

     The following table provides information on the value of the Named Executive Officers' unexercised options at December 31,
1999.  There were no option exercises by such officers in 1999.


                                Number of Unexercised          Value of Unexercised
                                      Options                  In-the-Money Options
                               At Fiscal Year End (#)(1)       At Fiscal Year End(2)
     Name                     Exercisable    Unexercisable   Exercisable   Unexercisable
     ----                     -----------    -------------   -----------   -------------
William T. O'Donnell, Jr.(3)    118,500            -0-         $7,191          -0-

Terry A. Stephens                67,500         47,500         $1,407        $10,482

Joseph A. DeNucci                50,000        115,000         $9,150        $19,245


(1)  The numbers reflect options accumulated since October 1989.

(2) Fiscal year ended December 31, 1999. The closing price of the Company's common stock on that day on The Nasdaq Stock Market was $1.563.
(3) At December 31, 1999, Mr. O'Donnell held 43,500 options granted to him pursuant to the Company's Non-Employee Directors Stock Option Plan. Under the terms of that plan, such options are fully vested at the time of grant. He also held 75,000 options granted to him on January 20, 1995, pursuant to the Company's 1992 Stock Option Plan. Under the terms of that plan, all such options were vested and exercisable at 12/31/99.

EMPLOYMENT AND CONSULTING AGREEMENTS

     William T. O'Donnell, Jr., became the Company's Chief Executive Officer on November 15, 1996. He is currently serving in that capacity on a part-time basis pursuant to a Consulting Agreement between the Company and ODE, LLC, an Illinois limited liability company controlled by Mr. O'Donnell. ODE receives $1,000 per day for Mr. O'Donnell's services plus reimbursement of expenses. Because he is serving as a consultant on a part-time basis and is not an employee, Mr. O'Donnell receives compensation as a director and participates in the Non-Employee Directors Stock Option Plan (See "Compensation of Directors"). The Agreement is cancellable by either party on thirty days prior written notice.

Notwithstanding anything to the contrary set forth in any of the Company's previous filings under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934 that might incorporate future filings, including this Proxy Statement, in whole or in part, the following report and the Performance Graph on Page 15 shall not be incorporated by reference into any such filings.

      REPORT OF THE COMPENSATION COMMITTEE OF THE BOARD
         OF DIRECTORS OF NEXTHEALTH, INC.

     Decisions relating to compensation of the Company's executive officers are made by the Compensation Committee of the Board of Directors. The Compensation Committee's executive compensation policies are designed to articulate and define the Board's philosophy with respect to executive compensation (including the Named Executive Officers). The Board's objectives are to provide direct linkage between the total compensation program and the accomplishment of the Company's business strategies and Company performance. Furthermore, the Compensation Committee believes that a compensation program should enable the Company to attract, retain, and reward executive officers who contribute to the long-term success of the Company.

    Since February 1993, the composition of the Compensation Committee has consisted entirely of Outside Directors. The Compensation Committee is empowered to provide oversight, set compensation and help formulate and approve compensation programs and to administer the Company's 1990 and 1992 Stock Option Plans.

DUTIES AND RESPONSIBILITIES

     The specific responsibilities of the Compensation Committee consist of:

       The development and approval of compensation policies and guidelines for the Company's executive officers. At this time, the phrase "executive officers" does not include the Chief Executive Officer but includes the other "executive officers" of the Company as that term is described in the rules of the Securities and Exchange Commission.

       The formulation and approval of comprehensive compensation programs for the executive officers based upon a review of competitive industry practices and the Compensation
Committee's compensation philosophies and policies.

       The review of the performance of the executive officers against specified annual corporate and individual objectives and the making of any annual base salary adjustments or annual or long-term incentive awards. Overall, the intent is to have more emphasis on variable compensation components. The Committee believes this philosophy and program structure are in the best interests of the stockholders.

COMPENSATION PHILOSOPHIES

     The Compensation Committee has attempted in the past to develop policies, guidelines, and programs relating to executive compensation which align the specific incentive components of compensation with measurable indicators of Company financial and strategically oriented performance indicators including earnings per share, gross revenues and attainment of budget projections. Other factors considered in making compensation decisions include individual performance and position accountabilities. In establishing total executive compensation, the Compensation Committee seeks to be competitive with other companies in the Company's industry peer group.

     While the Compensation Committee believes that the Company's specific performance for 1999 represents a substantial improvement, it did not implement a formal incentive compensation plan for any Named Executive Officer; although it did acknowledge that improvement by awarding cash bonuses to senior management personnel (including Messrs. Stephens and DeNucci). The Board of Directors awarded ODE a $100,000 cash bonus in recognition of Mr. O'Donnell's substantial contribution to the Company's improved performance. In making these awards, the Compensation Committee considered increased revenues, improved earnings and expense control efforts at Sierra Tucson and Miraval.

COMPONENTS OF COMPENSATION

     The Company's executive payment compensation program has generally consisted of three components: base salary, an annual incentive (bonus) payment, and long-term incentives (which consist of stock options). Executives (other than Mr. O'Donnell) also participate in various other benefit plans, including medical and 401(k) plans generally available to all employees of the Company. The Compensation Committee anticipates that it will return to a more formal executive compensation program as the operations of the Company become more established.

BASE SALARIES/ANNUAL CASH COMPENSATION

     Historically, executive officer base salaries have been reviewed and set annually by the Compensation Committee based on such factors as the individual officer's level of responsibility, comparisons to similar companies in the industry, and the performance of the Company and individual executives. In July 1999, the Compensation Committee approved a $10,000 increase in the base salary for Mr. Stephens.

ANNUAL INCENTIVE COMPENSATION

     In the past, the Compensation Committee has developed an annual incentive compensation plan for senior executives that was based upon the accomplishment of specific qualitative criteria and the achievement of established performance goals. Incentive Compensation based on the achievement of certain measurable performance goals are incorporated into Mr. DeNucci's Employment Agreement. These goals are based upon the achievement of the budgeted gross operating profit for Miraval.

     For the reason discussed above, no executive incentive
compensation program was established for 1999.    Because the
Company has been in transition in the development of its new line of business, no structured plan has existed due to the difficulty in establishing performance criteria. The Compensation Committee believes that operations have stabilized and will consider the establishment of a formalized performance-based plan for future years.

     As discussed above, the Company's performance for 1999 justified the payment of cash bonuses on a selective basis based on individual performance.

LONG-TERM INCENTIVES

     The Company's long-term incentive compensation has typically taken the form of stock option grants. The Compensation
Committee's position is that stock ownership by senior management is beneficial in aligning management's and stockholders' interests in the enhancement of share value.

CHIEF EXECUTIVE OFFICER

     Because Mr. O'Donnell is serving as Chief Executive Officer pursuant to a consulting agreement with ODE, LLC, the Compensation Committee has not considered or structured long or short-term incentive compensation plans for the position of Chief
Executive Officer.

     Section 162(m) of the Internal Revenue Code of 1986 as amended (the "Code"), adopted as part of the Revenue Reconciliation Act of 1993, generally limits to $1,000,000 the deduction that can be claimed by any publicly-held corporation for compensation paid to any "covered employee" in any taxable year beginning after December 31, 1993. Performance-based compensation is outside the scope of the $1,000,000 limitation and, hence, generally can be deducted by a publicly-held corporation without regard to amount; provided that, among other requirements, stockholder approval is obtained. The Compensation Committee believes that at the present time the compensation paid to any Named Executive Officers in a taxable year which is subject to the deduction limit will not exceed $1,000,000.

     In general, it is the intent of the Compensation Committee to assure the deductibility to the Company of executive compensation whenever possible and consistent with operational policies.

          Compensation Committee
          ----------------------
          Neil E. Jenkins, Chairman
          William T. O'Donnell, Jr.
          Alfred Trivilino*

  *Mr. Trivilino became a member of the Compensation Committee in April 1999.

COMPARISON CUMULATIVE PERFORMANCE GRAPH

Performance Graph

     Set forth below is a line graph comparing the cumulative total stockholder return on the Company's Common Stock, based on the market price of the Common Stock with the total return index of The Nasdaq Stock Market and the total return index of Nasdaq Health Services Companies.

                TOTAL RETURN TO STOCKHOLDERS
           (Assumes $100 investment on 12/31/94)

MEASUREMENT PERIOD                                             NASDAQ
(FISCAL YEAR COVERED)    NEXTHEALTH     HEALTH SERVICES    COMPOSITE (U.S.)
---------------------    ----------     ---------------    ----------------
12/30/94                   100.00          100.00             100.00
12/29/95                   108.70          126.77             141.33
12/31/96                    93.50          126.57             173.89
12/31/97                    34.78          128.99             213.07
12/31/98                    41.32          109.29             300.25
12/31/99                    54.37           90.32             542.43

COMMON STOCK OWNERSHIP OF CERTAIN BENEFICIAL OWNERS, DIRECTORS
AND MANAGEMENT

        The following table sets forth, as of the Record Date, certain information with respect to the beneficial ownership of the Company's voting securities by (i) each person known by the Company to be the beneficial owner of more than five percent (5%) of the Company's outstanding voting securities; (ii) each director (and nominee for director) of the Company; (iii) the Named Executive Officers; and (iv) all directors and executive officers of the Company as a group:

                                      Amount and Nature of      Percent of
        Name                          Beneficial Ownership        Class
        ----                          --------------------      ----------
                       Common Stock
                       ------------
AP NH LLC(1)                              5,777,075                41.9%
William T. O'Donnell, Jr.(2)              2,812,917                21.1
Steven M. Kolow(3)                          873,400                 6.6
Neil E. Jenkins(4)                          259,637                 2.0
Joseph A. DeNucci(5)                        100,000                   *
Loree Thompson(6)                            83,500                   *
Terry A. Stephens(7)                         82,500                   *
George L. Ruff(8)                            44,000                   *
Stephen L. Berger(9)                         40,000                   *
Lee S. Neibart(10)                           40,000                   *
Alfred C. Trivilino(10)                      40,000                   *
Michael L. Ashner(10)                        32,500                   *
Bertha Kenny(11)                              8,625                   *
All Executive Officers and
Directors as a Group(12)                  3,543,679                25.6

                  Series A Preferred Stock
                  ------------------------
AP NH LLC                                    46,065                 100%

*Represents less than one percent (1%) of the Company's outstanding voting stock.

(1)  Includes shares issuable upon the conversion of Series A
     Preferred Stock into Common Stock in accordance with the Preferred Stock Series Designation (4,606,500) and upon exercise of warrants held by AP NH and an affiliate to purchase 600,000 shares of Common Stock. Apollo's address is c/o Apollo Real
     Estate Advisors, L.P., 1301 Avenue of the Americas, 38th Floor,
     New York, New York 10019.
(2) Does not include 195,637 shares held in a trust, the trustee of which is Mr. Jenkins, for the benefit of Mr. O'Donnell's children, and as to which Mr. O'Donnell disclaims any beneficial interest. Includes 500,000 shares held in the name of Mr. O'Donnell as voting trustee for the benefit of Beth O'Donnell as to which Mr. O'Donnell disclaims any beneficial interest. Includes options, which are exercisable within the next sixty (60) days, to purchase 75,000 shares granted pursuant to the Company's 1992 Stock Option Plan and 52,000 shares granted pursuant to the Company's 1993 Non-Employee Directors Stock Option Plan. Mr. O'Donnell's address is c/o ODE, LLC, 144 Green Bay, Winnetka, Illinois 60093.
(3)  As of July 30, 1999, the address for Mr. Kolow was P.O. Box
     5360, Wayland, Massachusetts 01778. This information is based on a Schedule 13G filing with the Securities and Exchange Commission dated July 30, 1999.
(4) Includes options, which are exercisable within the next sixty (60) days, to purchase 60,000 shares granted to Mr.
     Jenkins pursuant to the Company's 1993 Non-Employee
     Directors Stock Option Plan. Also includes 195,637 shares held in a trust, of which Mr. Jenkins is trustee, for the benefit of Mr. O'Donnell's children.
(5) Includes options, which are exercisable within the next sixty (60) days, to purchase 100,000 shares granted to Mr.
     DeNucci pursuant to the Company's 1990 and 1992 Stock Option Plan.

(6) Includes options, which are exercisable within the next sixty (60) days, to purchase 83,500 shares granted to Ms. Thompson pursuant to the Company's 1990 and 1992 Stock Option Plans.
(7) Includes options, which are exercisable within the next sixty (60) days, to purchase 82,500 shares granted to Mr. Stephens pursuant to the Company's 1990 and 1992 Stock Option Plans.
(8)  Includes options to purchase 44,000 shares granted to Mr.
     Ruff pursuant to the Company's 1993 Non-Employee Directors Stock
     Option Plan.
(9)  Includes options to purchase 40,000 shares granted to Mr.
     Berger pursuant to the Company's 1993 Non-Employee Directors Stock Option Plan.
(10) Includes options to purchase 40,000 shares granted to Messrs. Neibart and Trivilino and 32,500 shares granted to Mr. Ashner pursuant to the Company's 1993 Non-Employee Directors Stock Option Plan. Does not include 4,606,500 shares of Common Stock represented by the 46,065 shares of Series A Preferred Stock held by AP NH or the 600,000 shares of Common Stock represented by warrants held by AP NH, as to which each of them disclaims any beneficial interest.
(11) Includes options, which are exercisable within the next sixty (60) days, to purchase 8,625 shares granted to Ms. Kenny pursuant to the Company's 1990 and 1992 Stock Option Plans.
(12) Includes options, which are exercisable within the next sixty (60) days, to purchase 658,125 shares granted to members of this group pursuant to the Company's 1990 and 1992 and Non-Employee Directors Stock Option Plans.

CERTAIN TRANSACTIONS

     In December 1994 the Company engaged in a business transaction with ODE, LLC, a Limited Liability Company (the "Related LLC") owned by the Chairman of the Company's Board of Directors, then Chief Executive Officer and more than five percent (5%) stockholder, Mr. O'Donnell. The Company sold to and leased back from the Related LLC its closed Adolescent Center, which is located on approximately 160 acres of land leased from the State of Arizona ("State Land Lease"). Under these agreements, the Company sold its Adolescent Center to the Related LLC for the then appraised value of $1 million and simultaneously leased the buildings back from the Related LLC for seven years at an annual cost of $150,000 payable in quarterly installments. The lease granted the Company the option to repurchase the buildings or to renew the lease for an additional ten-year period.

     The term of the Building Lease (with the renewal option) originally coincided with the term of the State Land Lease. In 1998, the State Land Lease was replaced with a land lease ("New Land Lease") having a 50-year term, and the operations of Sierra Tucson were moved into the facilities of the Adolescent Center. So as to provide continuity, the Building Lease was amended to provide for a term (with renewal options) that coincides with the New Land Lease and, beginning in 2001, an adjusted rental based upon the fair market rental value of the buildings. It is anticipated that the rental for the Buildings will increase substantially in 2001. An independent committee of the Board is currently evaluating a purchase of the Buildings from the Related LLC for their fair market value, and an independent appraisal has been obtained.

     In accordance with the series designation for the Series A Preferred Stock (as amended by agreement between the Company and the holder of the Series A Preferred Stock), the Preferred Directors (Messrs. Neibart, Ashner and Trivilino) are elected by AP NH, LLC, a Delaware limited liability company ("APNH") as the holder of the outstanding Series A Preferred Stock. APNH is affiliated with AP LOM, LLC, a Delaware limited liability company ("Apollo Lender") which, on November 15, 1996, loaned the Company $8,090,000 ("Apollo Loan") at the same time as and as part of the related transaction by which APNH acquired its Series A Preferred Stock. In addition, the Company received a $5,000,000 standby commitment from the Apollo Lender subject to the Apollo Lender's good faith discretion and certain other conditions. On August 11, 1998, the Apollo loan was repaid as part of a $14 million debt refinancing loan agreement with Lehman Brothers Holdings Inc. ("Lehman Loan"). The Lehman Loan was made to the Company's two principal subsidiary entities and is partially guaranteed (to the extent of liability arising by reason of certain exclusions to the non-recourse provisions of the loan) by the Company and to a more limited extent by Apollo Real Estate Investment Fund II, L.P. ("Apollo"). Apollo, an affiliate of APNH, received a fee in the amount of $140,000 in consideration of its guarantee. The terms of the Apollo Loan and the Lehman Loan are described in more detail in the Notes to Consolidated Financial Statements entitled "Long-term Debt and Financing Obligation", included in the Annual Report which accompanies this Proxy Statement.

     In 1997, the Company entered into an Asset Management Agreement with Fall Creek Partners ("Fall Creek") pursuant to which Fall Creek provided asset management and certain financial services for the Company's health and leisure resort, "Miraval". Fall Creek is principally owned by George L. Ruff, a Company director. Fall Creek was paid $84,000 in fees pursuant to this Agreement in 1998 and $60,000 in 1999. The Asset Management Agreement terminated at the end of 1999.

     Mr. DeNucci is employed as the Executive Vice President of the Company's subsidiary Sierra Health-Styles, Inc. ("Health Styles") pursuant to an Employment Agreement that expires January 31, 2001. Health Styles owns and operates Miraval. Mr. DeNucci's base salary is $125,000 per year and he is eligible to receive incentive compensation of up to 100% of his base salary based upon the amount by which Miraval exceeds its budgeted gross operating profit. Mr. DeNucci received an option to purchase 150,000 shares of common stock; of which 50,000 shares vested upon the commencement of employment and the balance of which vest during the term of his employment.

     The Company does not engage in any transactions with its officers, directors, or five percent (5%) stockholders or their affiliates unless the transaction is approved by a majority of the disinterested and independent directors of the Company after full disclosure or is on terms no less favorable to the Company than would be available from an unaffiliated third party.

APPOINTMENT OF INDEPENDENT AUDITORS

    The Board of Directors has recommended the appointment of Ernst & Young LLP as the Company's independent auditors for the fiscal year ending December 31, 2000. Ernst & Young LLP has served as the Company's independent auditors since 1988.

     Services provided to the Company and its subsidiaries by Ernst & Young LLP with respect to 1999 included the audit of the Company's consolidated financial statements and the 401(k) Plan, services related to filings with the Securities and Exchange Commission, tax filings and consultations on various tax and acquisition due diligence matters.

     In the event stockholders do not ratify the appointment of Ernst & Young LLP as the Company's independent auditors for the current fiscal year, such appointment will be reconsidered by the Audit Committee and the Board of Directors.

     Representatives of Ernst & Young LLP will be present at the Annual Meeting to respond to appropriate questions and to make such statements as they may desire.

     The enclosed form of Proxy provides a means for stockholders to vote for the approval of the appointment of Ernst & Young LLP or to abstain from voting with regard to the approval of the appointment of Ernst & Young LLP. Each properly executed Proxy received in time for the meeting will be voted as specified therein. If a shareholder executes and returns a Proxy but does not specify otherwise, the shares represented by such shareholder's Proxy will be counted for approval of the appointment of Ernst & Young LLP.

     THE BOARD UNANIMOUSLY RECOMMENDS THAT THE STOCKHOLDERS VOTE
"FOR" RATIFICATION OF THE APPOINTMENT OF ERNST & YOUNG LLP AS THE
COMPANY'S INDEPENDENT AUDITORS.

OTHER MATTERS

Compliance with Section 16(a) of the Securities Exchange Act

     Section 16(a) of the Securities Exchange Act of 1934 requires the Company's officers and directors, and persons who own more than ten-percent of a registered class of the Company's equity securities, to file reports of ownership and changes in ownership with the Securities and Exchange Commission and The Nasdaq Stock Market. Officers, directors and greater than ten percent stockholders are required by SEC regulation to furnish the Company with copies of all Section 16(a) forms they file.

    The Company has adopted procedures to assist its officers and directors in complying with Section 16(a) of the Exchange Act, which includes assisting the officer or director in preparing forms for filing. Based solely on its review of the copies of such forms received by the Company, or written representations from certain reporting persons that no Form 5's were required for those persons, the Company believes that all filing requirements applicable to its officers, directors, and greater than ten-percent beneficial owners were complied with for the 1999 fiscal year.

OTHER BUSINESS

     As of the date of this Proxy Statement, the Company knows of no business that will be presented for consideration at the Annual Meeting other than that which has been referred to above. As to other business, if any, that may come before the Annual Meeting, it is intended that proxies in the enclosed form will be voted in respect thereof in accordance with the recommendation of the Board of Directors or if no such recommendation is given in the judgment of the person or persons voting the proxies.

STOCKHOLDER PROPOSALS FOR NEXT ANNUAL MEETING

    Any proposal of a stockholder intended to be presented at the Company's 2001 Annual Meeting of Stockholders must be received by the Secretary of the Company, for inclusion in the Company's Proxy and Notice of Annual Meeting relating to the 2001
Annual Meeting, by December 31, 2000.

AVAILABILITY OF 10-K REPORT

     The Company has filed its Form 10-K with the Securities and Exchange Commission for the year ended December 31, 1999. Portions of this report are being sent as part of the Annual Report to Stockholders which accompanies this Proxy Statement. A complete copy of the report is available free of charge to any stockholder by contacting:

                  Bertha B. Kenny
                Corporate Secretary
                  NextHealth, Inc.
          16600 N. Lago Del Oro Parkway
               Tucson, Arizona 85739
                   (520) 792-5800

                ADDITIONAL INFORMATION

     The cost of preparing, assembling, mailing and all other expenses of soliciting proxies in the enclosed form will be borne by the Company. In addition, directors, officers and regular employees of the Company may, but without compensation other than their regular compensation, solicit proxies by further mailing, personal conversations, or by telephone or fax. The Company will, upon request, reimburse brokerage firms and others for their reasonable expenses in forwarding solicitation material to the beneficial owners of stock.

                              By order to the Board of Directors

                              /s/ Bertha B. Kenny
                              ----------------------------------
                              Bertha B. Kenny
                              Secretary


April 27, 2000

                       (FRONT OF CARD)

                            PROXY
                      NEXTHEALTH, INC.
                16600 N. Lago Del Oro Parkway
                    Tucson, Arizona  85739

The undersigned hereby appoints William T. O'Donnell, Jr. and Alfred C. Trivilino, and each of them, with power of substitution, to represent and to vote on behalf of the undersigned all of the shares of NextHealth, Inc. Common Stock which the undersigned is entitled to vote at the Annual Meeting of Stockholders to be held at the Hyatt Regency Chicago, 151 East Wacker Drive, Chicago, Illinois on Wednesday, May 24, 2000, at 10:00 a.m. Central Daylight Time, and at any adjournment or adjournments thereof, hereby revoking all proxies heretofore given with respect to such stock, upon the following proposals as more fully described in the notice of and proxy statement for the meeting (receipt whereof is hereby acknowledged).

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR (1), (2), AND (3)

1.   ELECTION OF DIRECTOR
/  / FOR the nominee, Neil E. Jenkins
/  / WITHHOLD AUTHORITY to vote for the nominee,Neil E.Jenkins

2.   PROPOSAL TO APPROVE THE SELECTION OF ERNST & YOUNG LLP
     AS THE INDEPENDENT AUDITORS OF THE COMPANY FOR THE FISCAL
     YEAR ENDING DECEMBER 31, 2000

     FOR                        AGAINST                 ABSTAIN

3.   OTHER MATTERS

     FOR                        AGAINST                 ABSTAIN

     In their discretion, the proxies are authorized to vote upon such other matters as may properly come before the meeting.

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE
MANNER DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER.  IF
NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR PROPOSALS
(1), (2), AND (3).

            (Please Sign and Date the Other Side)

                       (BACK OF CARD)

         Dated:                       , 2000
               ----------------------------------------------------

                                   Signature


                                   -------------------------------
                                   Signature if held jointly

                                   -------------------------------

Please sign exactly as name appears hereon. When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by president or other authorized officer. If a partnership, please sign in partnership name by authorized person.


[Please return in the enclosed postage-paid envelope. I will will not attend the meeting.]